Independent Auditors' Consent


The Shareholder and Board of Trustees of
The Tomorrow Funds Retirement Trust:


We consent to the use of our report dated September 22, 1995 included in this Registration Statement on Form N-1A and to the reference to our firm under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP


September 22, 1995
New York, New York